                                                             Exhibit 10(ll)


                             INCENTIVE AGREEMENT
                    IN THE EVENT OF A SALE OF SOURCE ONE



The following will occur at the close of a sale of the company:

1. Sale Incentive: Each of the individuals listed on the enclosed schedule shall be entitled to a special bonus in connection with the sale of the company which will consist of two elements:

     a. One third of all shares allocated under the LTIP in each earning period (26,442.97 shares in the aggregate) will become fully earned and vested to participants on the date of close, the value of which will be determined by using the Market Price (as defined in the Plan) of FAEH shares on the closing date of the sale;

     b. Each listed individual will be entitled to a share (represented by the pro rata factor) of the purchase price in excess of GAAP book.

The bonus amount payable to Messrs. Allemang and Densmore will be a minimum of $356,092 and $360,616, respectively.

Payment of bonus amounts shall be made one year after the sale with interest accruing from the date of sale at the "Daily Prime Rate," as defined in the Company's Voluntary Deferred Compensation Plan. Notwithstanding the foregoing, however, the payment described above for each individual will be reduced by the smallest amount required so that no part of the payment is not deductible under
Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), so long as such reduction is less than the excise tax that would otherwise be assessed under Section 4999 of the Code upon the payment of bonus amounts absent such reduction.

The payout of the bonus is contingent upon continuation of the executive's employment with Source One for a period of one year from the sale, unless involuntarily terminated other than for "Cause" or as a result of "Constructive Termination," both as defined under the LTIP, or in connection with a material reduction in benefits as defined in Paragraph 2 below, in which case payment will be made at time of termination.

2. Current Benefits: Fund American will attempt to secure continuation of benefits reasonably comparable to those currently in place for a period of at least 36 months after the sale. Such programs include retirement plans, ESOP, LTIP, EICP, deferred compensation plans, health and life insurance, car leases and allowances, and club memberships. A material reduction in these benefits would constitute "Constructive
     Termination." In addition, Jim Conrad and Bob Richards will be provided supplemental retirement benefits that will permit each of them to begin receiving retirement benefits (starting at the time of termination, constructive or otherwise) as if they had reached age fifty-eight (for purposes of eligibility for an early retirement benefit, determining Benefit Service and the percentage reduction in benefits due to the start of benefits before the normal retirement date) under the Company's retirement plan and SERP and begin receiving post retirement medical benefits coverage as if each had reached age fifty-five at the time of termination, if his employment should be involuntarily terminated other than for "Cause" or if "Constructive Termination" occurs, as defined above and under the LTIP. Finally, Jim Conrad and Bob Richards will be entitled to any additional benefits available to terminated employees in such case.

3. Transaction Pool: A pool of $200,000 will be established by the Company for possible distribution to certain employees, other than members of the Management Committee, who deserve special consideration for making the sale a success.



Date:   2-15-96                           James A. Conrad
     -------------------                  ---------------------------------
                                          James A. Conrad
                                          President and CEO
                                          Source One Mortgage
                                           Services Corporation



                                          Terry L. Baxter
                                          ---------------------------------
                                          Terry L. Baxter
                                          President
                                          Fund American Enterprises, Inc.

                                 SALE BONUS




                         BASE SHARES          PRO RATA FACTOR
                                                    (%)
Conrad                    8,892.33                1.6814

Richards                  6,351.67                1.2010

Allemang                  3,176.00                 .6006

Densmore                  3,176.00                 .6006

Janssen                     333.33                 .1890

Brady                       635.33                 .1201

Champion                    635.33                 .1201

Courson                     635.33                 .1201

Manasco                     635.33                 .1201

Everett                     333.33                 .0630

Gillies                     333.33                 .0630

Jansen                      333.33                 .0630

Schrader                    333.33                 .0630

Taylor                      333.33                 .0630

Cleary                      305.67                 .0580
                         ---------                ------

                         26,442.97                5.1260

